Exhibit 5.1

February 21, 2012

Huttig Building Products, Inc.

555 Maryville University Drive

St. Louis, MO 63141

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), for the registration of (i) 2,700,000 additional shares (the “Incentive Plan Shares”) of Common Stock, $.01 par value (“Common Stock”), of Huttig Building Products, Inc., a Delaware corporation (the “Company”), which Incentive Plan Shares are to be issued from time to time in connection with the Company’s 2005 Executive Incentive Compensation Plan (Third Amendment and Restatement Effective February 21, 2012) (the “Incentive Plan”), and (ii) 300,000 additional shares (the “Restricted Stock Plan Shares” and, together with the Incentive Plan Shares, the “Shares”) of Common Stock of the Company, which Restricted Stock Plan Shares are to be issued from time to time in connection with the Company’s 2005 Nonemployee Directors’ Restricted Stock Plan (Second Amendment and Restatement Effective February 21, 2012) (the “Restricted Stock Plan”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined copies of the Incentive Plan, the Restricted Stock Plan, the Registration Statement, the Company’s Articles of Incorporation, as amended, and Bylaws, as amended, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the law of the General Corporation Law of the State of Delaware (the “DGCL”), including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the DGCL.

Based upon and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued in accordance with the terms of the Incentive Plan or the Restricted Stock Plan, as applicable, will be validly issued, fully paid, and nonassessable.

We assume no obligation to update or supplement any of such opinions in order to reflect any changes of law or fact that may occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ K&L Gates LLP